Exhibit 5.1

Our Ref: 242384:PAG

30 May 2025

The Board of Directors

Mixed Martial Arts Group Limited

Level 1, Suite 1, 29-33, The Corso

Manly, New South Wales, 2095

Dear Directors,

Opinion:

Mixed Martial Arts Group Limited – Registration Statement on Form F-1

We have been appointed as Australian legal counsel for Mixed Martial Arts Group Limited ACN 163 057 565, a company incorporated under the laws of the Commonwealth of Australia (Company), with respect to the issuance and offer by the Company pursuant to its Registration Statement on Form F-1 filed with the U.S. Securities and Exchange Commission (Form F-1) of up to 6,756,757 of the Company’s ordinary shares (the Shares) and/or pre-funded warrants (the Pre-Funded Warrants).

The Pre-Funded Warrants to purchase Ordinary Shares are being offered to those purchasers whose purchase of Shares in the offering (the Offering) would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of the Company’s outstanding Shares immediately following the consummation of this Offering, in lieu of Shares. Each Pre-Funded Warrant is exercisable for one Share and has an exercise price of $0.001 per share. The assumed Offering price per Pre-Funded Warrant is $0.74 less $0.001 (subject to change at time of pricing of the Offering). Each Pre-Funded Warrant will be exercisable immediately upon issuance and will expire when exercised in full. This Offering also relates to the Shares issuable upon exercise of the Pre-Funded Warrants sold in this Offering.

Assumptions in providing our opinion

As to various questions of fact relevant to this opinion, we have relied on and assumed the accuracy of, without independent verification:

●	an online search of the Company on the Australian Securities and Investments Commission (ASIC) records on 29 May 2025 (ASIC search);

●	the resolutions of the Company’s Board of Directors approving (A) the issuance and sale of (i) the Shares and/or Pre-Funded Warrants, (ii) the Shares issuable upon exercise of any Pre-Funded Warrants, and (B) the preparation and filing of the Form F-1 and the prospectus including within the Form F-1 (a copy of which was provided to us by the Company’s Secretary) all dated 29 May 2025; and

●	the Company’s Constitution (a current copy of which was provided to us by the Company’s Secretary).

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For the purpose of the opinions set out below, we have also assumed, with your agreement and without independent investigation or verification, that:

(a)	all signatures are genuine and all documents, instruments and certificates submitted to us as originals are authentic and conform exactly with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals.

(b)	except in relation to the Company, each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations thereunder;

(c)	except in relation to the Company, all matters of internal management required by the constitution of each of the parties to the relevant documents have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);

(d)	that any documents which purport to be governed by the law of any jurisdiction other than the federal and state laws of the Commonwealth of Australia are legal, valid and binding obligations on all of the parties thereto and under the applicable law and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the federal and state laws of the Commonwealth of Australia;

(e)	the Company has not and will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of Shares and/or Pre-Funded Warrants;

(f)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance of Shares and/or Pre-Funded Warrants under the Form F-1;

(g)	the Company does not own any freehold land in Australia;

(h)	the Company does not own shares in any Australian company that itself owns any freehold land and does not otherwise have any interest in land (or goods affixed to land) in Australia;

(i)	all information provided to us by or on behalf of officers of the Company was true, correct and complete when provided and remains so at the date of this letter, containing all information required, without us making any separate enquiry or investigation other than viewing the ASIC search, in order for us to provide this opinion;

(j)	the ASIC search we have examined is accurate and that the information disclosed by the search conducted by us is true and complete and that such information has not since then been altered and that such search did not fail to disclose any information which had been delivered for registration or filing against the Company’s records but which did not appear on the public records at the date of our search; and

(k)	that resolutions of the Board of Directors of the Company that we have relied upon for the purposes of this letter have not been and will not be varied or revoked after the date of this letter and that the meetings of the Board of Directors of the Company at which the resolutions were considered were properly convened, all Directors who attended and voted were entitled to do so, the resolutions were properly passed, and the Directors have performed their duties properly and all provisions relating to the declaration of Directors’ interests or the power of interested Directors were duly observed.

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Qualifications

Our opinion in this letter is also subject to the following qualifications;

(a)	we express no opinion on any taxation information referred to or published by the Company in the Form F-1 or in any other document;

(b)	our opinion relates only to the matters detailed in the section of this letter titled “Opinion” (below), and does not relate to any additional statements concerning the Company or any other matter that may be made by any person, or any other conduct that any person may engage in concerning the Form F-1 or any other matter;

(c)	the statements made and opinion in this letter are based on the knowledge of those partners and employees of our firm who have acted for the Company in relation to the Form F-1; and

(d)	we have not verified work performed by other advisers or experts retained by the Company and accept no responsibility for the accuracy or completeness of their work.

Opinion

Based on and subject to the foregoing and in reliance thereof, in our opinion, the Shares and/or Pre-Funded Warrants which are the subject of the Offering under the Form F-1;

1.	The Shares and Pre-Funded Warrants have been duly authorised by the Company;

2.	The Shares and Pre-Funded Warrants, when issued, will be validly issued, fully paid and non-assessable[1] securities of the Company; and

3.	Australian law does not require regularly scheduled executive sessions of the independent directors.

4.	The Company’s Constitution provides that two shareholders present (in person or by proxy, by attorney or, where the shareholder is a body corporate, by representative, and includes being present at a different venue from the venue at which other shareholders are participating in the same meeting or virtually where the meeting is held using appropriate technology, providing the pre-requisites for a valid meeting as set out in the Constitution and the Corporations Act (Cth) 2001 are observed), shall constitute a quorum under the Corporations Act (Cth) 2001.

1 For the purpose of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of an ordinary share, means that the holder of such ordinary share, having fully paid all amounts due on such ordinary share, is under no personal liability to contribute to the assets and liabilities of the Company in their capacity purely as a holder of such ordinary share.

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5.	Shareholder approval under the Corporations Act (Cth) 2001 is required in numerous circumstances, including but not limited to:

(a)	issuance of equity securities to related parties, e.g. directors or their associates other than (generally speaking), in their sole capacity as an existing security holder (where the benefit is provided on the same terms to all other security holders), or in certain circumstances where the benefit provided through the issuance is on arms’ length terms; or

(b)	the issue results in a shareholder or their associates obtaining a relevant interest (as that term is defined in Australian law) increasing to more than 20% or increasing from a starting point that is above 20% and below 90%.

This opinion is limited to the federal and state laws of the Commonwealth of Australia and no opinion or representation is given in respect of the application of any foreign laws to the issue or transfer of the securities or the contents or generally the compliance of the Form F-1 or any other matters under any applicable US laws or regulations.

Applicability

This opinion is given as at the date of this letter and we undertake no obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date of this letter which may affect our opinion. The role that we have performed is as described in this letter, and is limited to the matters stated, and no opinion is given or may be inferred beyond the matters expressly stated.

We consent to the incorporation by reference of this opinion in Form F-1, and to the reference of this firm under the caption “Legal Matters”.

Yours faithfully

/s/ QR LAWYERS PTY LTD
QR LAWYERS PTY LTD